Form of Subadvisory Agreement

Sub-Advisory Agreement

Franklin Templeton Variable Insurance Products Trust

Franklin Alternative Strategies Advisers, LLC

Franklin Advisory Services, LLC

This Sub-Advisory Agreement (the “Agreement”), made as of May 1, 2015, by and between Franklin Alternative Strategies Advisers, LLC (“Franklin”), a Delaware limited liability company, and Franklin Advisory Services, LLC (“FASL”), a Delaware limited liability company.

W I T N E S S E T H

WHEREAS, Franklin and FASL are under the common control of Franklin Resources, Inc.;

WHEREAS, Franklin and FASL are each registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), as amended, and engaged in the business of providing investment management services, as an independent contractor;

WHEREAS, Franklin, pursuant to an Investment Management Agreement, effective on April 1, 2013 (the “Investment Management Agreement”), made between Franklin Templeton Variable Insurance Products Trust, a Delaware statutory trust (the “Trust”), and Franklin (as provided in an Assignment and Assumption Agreement, made as of April 1, 2014, by and between Franklin and Franklin Advisers, Inc., a California corporation) serves as the investment manager to the Franklin Solutions VolSmart Multi-Asset VIP Fund (formerly named the Franklin Managed Volatility Global Allocation VIP Fund) (the “Fund”), a series of the Trust.

WHEREAS, Franklin desires to retain FASL to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and FASL is interested in furnishing said services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.         Franklin hereby retains FASL and FASL hereby accepts such engagement, to furnish certain investment advisory services with respect to the investment portfolio of the Fund, as more fully set forth herein.

            (a)        Subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of Franklin, FASL agrees to provide certain investment advisory services for a portion of the Fund as agreed upon from time to time by Franklin and FASL, including management of the investment and reinvestment of that portion of the Fund’s portfolio allocated for investment pursuant to FASL’s rising dividends strategy (the “Sub-Advised Portion”).  FASL will determine what securities and other investments will be purchased, retained or sold by the Sub-Advised Portion, and will place all purchase and sale orders with respect to the Sub-Advised Portion.  Franklin will have full responsibility for all investment advisory services provided to the Fund under the Investment Management Agreement.

            (b)        Both Franklin and FASL may place purchase and sale orders on behalf of the Fund.

            (c)        Unless otherwise instructed by Franklin or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by Franklin or the Board, FASL shall report daily all transactions effected by FASL on behalf of the Fund to Franklin and to other entities as reasonably directed by Franklin or the Board.

            (d)        For the term of this Agreement, FASL shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. Any team members shall also be available to attend such meetings of the Board as the Board may reasonably request.

            (e)        In performing its services under this Agreement, FASL shall adhere to the Fund’s investment objectives, policies and restrictions as provided in the Fund's Prospectus and Statement of Additional Information, and in the Trust’s Agreement and Declaration of Trust, and to the investment guidelines most recently established by Franklin and shall comply with the rules and regulations of the U.S. Securities and  Exchange Commission (“SEC”) thereunder in all material respects.

            (f)        In carrying out its duties hereunder, FASL shall comply with all reasonable instructions of the Fund or Franklin in connection therewith.  Such instructions may be given by letter, e-mail, telex, telefax or telephone confirmed in writing.

            (g)        Franklin shall be responsible for the distribution to the Trust of a copy of Part II of FASL’s Form ADV, as may be required under U.S. federal securities laws.

(h)        Decisions on proxy voting will be made by Franklin.

(i)         FASL agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940 (the “Investment Company Act”), FASL hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request, provided that FASL may keep a copy of such records.  FASL further agrees to arrange for the preservation of the records required to be maintained by Rule 31a‑1 under the Investment Company Act for the periods prescribed by Rule 31a-1 under the Investment Company Act.

2.         In performing the services described above, FASL shall use its best efforts to obtain for the Fund the most favorable price and execution available.  Subject to prior authorization of appropriate policies and procedures by the Board, FASL may, to the extent authorized by law and in accordance with the terms of the Investment Management Agreement and the Fund’s Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker, viewed in terms of either the particular transaction or FASL’s overall responsibilities with respect to accounts managed by FASL.  FASL may use for the benefit of its other clients any such brokerage and research services that FASL obtains from brokers or dealers. To the extent authorized by applicable law, FASL shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

3.         (a)        Franklin shall pay to FASL a monthly fee, calculated daily at the annual rate of 0.35% of the average net asset value of the Sub-Advised Portion, which fee shall be payable in U.S. dollars on the first business day of each month as compensation for the services to be rendered and obligations assumed by FASL during the preceding month.  The subadvisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by Franklin relating to the previous month.

For purposes of calculating such fee, the net asset value of the Sub-Advised Portion shall be determined in the same manner that the Fund uses to compute its net asset value for purposes of pricing purchases and redemptions of its shares, all as set forth more fully in the Fund’s then current prospectus and statement of additional information.

            (b)        If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4.         It is understood that the services provided by FASL are not to be deemed exclusive.  Franklin acknowledges that FASL may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Fund (collectively, “Clients”).  Franklin agrees that FASL may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.  In providing services, FASL may use information furnished by others to FASL and Franklin in providing services to other such Clients.

5.         FASL agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

6.         During the term of this Agreement, FASL will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.  The Fund and Franklin will be responsible for all of their respective expenses and liabilities.

7.         FASL shall, unless otherwise expressly provided and authorized, have no authority to act for or represent Franklin or the Fund in any way, or in any way be deemed an agent for Franklin or the Fund.

8.         FASL will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FASL may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

9.         This Agreement shall become effective as of the date first written above and shall continue in effect for two years.  If not sooner terminated, this Agreement will continue in effect for successive periods not exceeding 12 months each thereafter so long as each such continuance is specifically approved at least annually either:  (a) by the Trustees of the Trust; or (b) a vote of a majority of the outstanding voting securities of the Fund, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act ) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.  Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund (as defined in Rule 18f‑2(h) under the Investment Company Act) votes to approve this Agreement or its continuance.

10.       (a)        Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by:  (i) Franklin, or the Trustees of the Trust, or a majority of the outstanding voting shares of the Fund, upon not less than sixty (60) days’ written notice to Franklin and FASL; or (ii) Franklin or FASL upon not less than sixty (60) days’ written notice to the other party.

            (b)        This Agreement shall terminate automatically in the event of any transfer or assignment thereof, and in the event of any act or event that terminates the Investment Management Agreement.

11.       (a)        Except as may otherwise be provided by the Investment Company Act or the Advisers Act, in the absence of willful misfeasance, bad faith or gross negligence on the part of FASL, or reckless disregard of its obligations and duties hereunder, neither FASL nor its officers, directors, employees, agents or affiliates shall be subject to any liability to Franklin, the  Trust or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

            (b)        Except as may otherwise be provided by the Investment Company Act or the Advisers Act, in the absence of willful misfeasance, bad faith or gross negligence on the part of Franklin, or reckless disregard of its obligations and duties hereunder, to the extent that Franklin is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”) for any acts undertaken by FASL pursuant to authority delegated as described in Paragraph 1(a), FASL agrees to indemnify Franklin and its officers, directors, employees, agents or affiliates to the fullest extent permitted by law and to save and hold them harmless from and against any loss, liability, damage, cost, or expense (including attorneys’ and accountants’ fees and expenses incurred in defense of any demands, claims, or lawsuits whether judicial, administrative, investigative, or otherwise) actually and reasonably incurred arising from any act or omission in the course of, or connected with, rendering services hereunder.

            (c)        No provision of this Agreement shall be construed to protect any director or officer of Franklin or FASL from liability in violation of Sections 17(h) or (i), respectively, of the Investment Company Act.

12.       Upon termination of FASL’s engagement under this Agreement or at the direction of  the Fund, FASL shall forthwith deliver to the Fund, or to any third party at the Fund’s direction, all records, documents and books of accounts which are in the possession or control of FASL and relate directly and exclusively to the performance by FASL of its obligations under this Agreement; provided, however, that FASL shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case FASL shall provide the Fund or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

13.       Termination of this Agreement or FASL’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect.  Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

15.       Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail or nationally-recognized overnight delivery service and shall be effective upon receipt.  Notices and communications shall be given:

                        (i)         to Franklin:

Franklin Alternative Strategies Advisers, LLC

One Franklin Parkway

San Mateo, California  94403

              Attn:  General Counsel

 (ii)       to FASL:

Franklin Advisory Services, LLC

            55 Challenger Road, Fifth Floor

            Ridgefield Park, New Jersey  07660

  Attn:  President

16.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

17.       FASL acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust.  FASL agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and that FASL shall not seek satisfaction of any such obligation from any shareholders of the Trust, the Fund nor from any trustee, officer, employee or agent of the Trust, or from any other series of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

Franklin Alternative Strategies Advisers, LLC

By:  ________________________________________

Name:

Title:

Franklin Advisory Services, LLC

By:  ________________________________________

Name:

Title: